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                                                                    EXHIBIT 14.1

                                                                   July 14, 2004

                                 CODE OF ETHICS

          Emtec, Inc. expects all of its employees, including its principal executive officer, principal financial officer and principal accounting officer, as well as the members of its board of directors, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by other policies and procedures adopted by Emtec that govern the conduct of its employees and directors. This Code of Ethics is intended to supplement any other policies and procedures adopted by Emtec.

          You agree to:

     (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     (b) Take all reasonable measures to protect the confidentiality of non-public information about Emtec and its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

     (c) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Emtec and its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Emtec and its subsidiaries;

     (d) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Emtec or its subsidiaries is a member; and

     (e) Promptly report any possible violation of this Code of Ethics to Mr. George F. Raymond, an independent member of Emtec's board of directors.

          You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Emtec's or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Emtec or its subsidiaries misleading.

          You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Emtec.

          If you have any questions regarding the best course of action in a particular situation, you should promptly contact Mr. George F. Raymond, an independent member of Emtec's board of directors. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.